SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C.  20549



                               FORM 8-K

                            CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the

                   Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported):  July 1, 1997



                        McMoRan Oil & Gas Co.

       Delaware               0-23870                72-1266477
     (State or other         (Commission            (IRS Employer
     jurisdiction of         File Number)          Identification
     incorporation or                                  Number)
       organization)

                         1615 Poydras Street

                    New Orleans, Louisiana  70112

 Registrant's telephone number, including area code:  (504) 582-4000



Item 5.   Other Events.

     ------------------

The following news release was issued by McMoRan Oil & Gas Co. on July
1, 1997:

NEW ORLEANS, LA., July 1, 1997 -- McMoRan Oil & Gas Co. (NASDAQ:MOXY) announced today that it has now been awarded leases on all seven offshore blocks on which it was high bidder at the Central Gulf of Mexico OCS Sale 166 held in March 1997. MOXY plans to initiate exploratory drilling on at least one of these blocks prior to the end of this year. MOXY will hold a 50 percent working interest in the leases and Freeport-McMoRan Resource Partners, Limited Partnership (NYSE:FRP) will hold the remaining 50 percent interest and will bear 60 percent of the acquisition and exploration costs associated with the leases. The seven blocks are listed below:

Area and Block                 Acres         Water Depth
--------------                 -----         -----------
West Cameron 156               5,000            32 feet
West Cameron 157               2,170            33 feet
West Cameron 623               5,000           341 feet
West Cameron 624               5,000           348 feet
West Cameron 625               5,000           348 feet
Vermilion 145                  5,000            88 feet
Main Pass 56                   4,898            26 feet

Additionally, MOXY announced that it has entered into an agreement with Shell Offshore Inc. (SOI) for the drilling of a 16,200 foot exploratory well on Eugene Island Block 19, offshore Louisiana in the Gulf of Mexico. MOXY and its program partner, MCN Energy Group Inc. (NYSE:MCN), through the MOXY/MCN Program, has acquired a 50 percent working interest in this well and in Eugene Island Blocks 18/19 (MOXY, 20 percent; MCN, 30 percent) in exchange for a 50 percent interest in West Cameron Block 492. The well is currently drilling and is being operated by SOI.

     MOXY also announced that it had entered into a one year contract for the Southwestern 152 jackup drilling rig. This rig is expected to be used in drilling MOXY's projects in West Cameron Blocks 156, 157 and 492, Vermilion Blocks 145, 159 and 160, and Main Pass Block 56. The first well to be drilled from this rig, which is expected to commence in early July 1997, will be at Vermilion Block 159. Portions of Vermilion Blocks 159 and 160 as well as West Cameron Block 492 are in the MOXY/MCN Program, while Vermilion Block 145, West Cameron Blocks 156/157 and Main Pass Block 56 are covered by the MOXY/FRP arrangement described above.

     At Vermilion Block 160, the AJ-6 development well has been drilled to 15,247 feet measured depth and is setting a production liner. The well has encountered 244 feet of net gas pay in six sands and will be drilled deeper to evaluate additional potential. Current plans are to drill at least one additional development well. Upon completion of this development drilling program, these wells and the previously drilled AJ-3 well, which logged nine gas sands totaling approximately 262 feet of net pay, will be completed. Production from the field is currently averaging 10 million cubic feet (MMCF) of natural gas and 400 barrels of condensate per day. Production from the new development wells are expected to commence during the second half of 1997 which is expected to increase daily flow rates from the field to an average of approximately 50 MMCF of gas and 1,300 barrels of condensate. The MOXY/MCN Program owns a 28 percent revenue interest (MOXY, 11.2 percent; MCN, 16.8 percent) within the Vermilion 160 Field Unit which is subject to redetermination subsequent to final development drilling. Other working interest partners in the Vermilion Block 160 Field Unit include Louisiana Land and Exploration Company (NYSE:LLX), 25 percent, Continental Land & Fur Co., Inc., 15 percent and others, 20 percent. In addition, the MOXY/MCN program's interest in two of the four blocks within the field unit is subject to a 30 percent net profits interest.

     Production at the Vermilion Block 410 field began in late December 1996 and is currently averaging approximately 73 MMCF of gas per day. The MOXY/MCN program has a 28 percent revenue interest (MOXY, 11.2 percent; MCN, 16.8 percent) in this field. To date, cumulative gas production from the field has been 12.2 billion cubic feet.

     MOXY has also entered into negotiations to contract for a second jack up drilling rig, which would be capable of drilling in water depths of up to 350 feet. This rig is expected to be available in the third quarter of 1997 for drilling West Cameron Blocks 616/617, where the MOXY/MCN Program owns a 50 percent working interest (MOXY, 20 percent; MCN, 30 percent) and Forest Oil Corporation owns a 50 percent interest. MOXY drilled the West Cameron Block 616 #2 discovery well last year to 11,440 feet true vertical depth (TVD) and encountered several gas-bearing zones with a total of 190 net feet of gas pay. Additional wells will be necessary to determine whether the field can be developed by conventional offshore platform methods.
West Cameron Blocks 616/617, which encompass a total of 10,000 acres, are located approximately 150 miles south of Lake Charles, Louisiana offshore in the Gulf of Mexico with water depths of approximately 300 feet.

     MOXY also announced that drilling of the Grand Isle Block 65 # 2 well is expected to begin in July 1997. The #1 sidetrack discovery well was drilled to a TVD of 13,884 feet and encountered two gas-bearing zones which confirmed the geological interpretation of the prospect. The #2 well will be drilled to a total depth of approximately 16,090 feet TVD and will test a deep structure identified by new 3-D seismic data. Nippon Oil Exploration U.S.A. Limited (Nippon) is operator of the well. The MOXY/MCN Program holds a 37.5 percent working interest (MOXY, 15 percent; MCN, 22.5 percent) in this project. Also, the MOXY/MCN program owns a 43.75 percent working interest in the adjacent Grand Isle 58 and 59 Blocks. The three Grand Isle blocks, which encompass a total of 15,000 acres, are located approximately 60 miles southeast of Houma, Louisiana offshore in the Gulf of Mexico with water depths of approximately 160 feet.

     MOXY previously reported that its 25 percent owned onshore exploration joint venture with Phillips Petroleum Company and FRP completed drilling the LL&E A-1 well on the North Bay Junop prospect to a total depth of 18,760 feet measured depth. The well did not encounter commercial hydrocarbons in the primary objective zones, but was completed in a shallower zone with 25 feet of net gas pay between 14,067-14,132 feet and flow-tested at a rate of 5.3 million cubic feet of natural gas and 93 barrels of condensate per day on a 20/64th inch choke with a flowing tubing pressure of 2,873 pounds per square inch. Because of the complexities of salt dome geology and potentially limited reservoir size, production performance will be required to determine the reserve volumes associated with this completion. Plans to initiate production are currently in progress with first production expected in the fourth quarter. Phillips Petroleum Company, which is the operator of the well, has a 50 percent net working interest and FRP holds the remaining 25 percent net working interest. The partners are assessing additional prospects in the area which may result in future drilling of new exploration wells.

     MOXY is considering plans to raise additional capital and to enter into additional exploration joint ventures to finance an expansion of its exploration and development activities in the Gulf of Mexico and onshore in the Gulf Coast area. MOXY expects to continue to generate prospects and evaluate farm-in opportunities utilizing its geological and geophysical expertise through the use of 3-D seismic data and state of the art technology primarily in the Gulf of Mexico and onshore in the Gulf Coast area.

CAUTIONARY STATEMENT. This report contains forward-looking statements regarding the expected increase of daily flow rates at Vermilion Block 160 based on production from new development wells expected to commence during the second half of 1997. The calculation of such increase is based on engineering and geological estimates, the reliability of which is highly dependent upon the accuracy of the assumptions upon which they were based. Other factors that might cause future results to differ from such projections are the estimation of the performance of the currently producing wells, possible capacity constraints of certain existing production and transportation facilities, general development risks such as weather conditions and shortages of supplies and equipment and hazards and risks inherent with the production of oil and gas, such as fires, natural disasters, blowouts and encountering formations with abnormal pressures. Such factors and others that may adversely affect MOXY's future performance are described in MOXY's 1996 Form 10-K filed with the Securities and Exchange Commission.



                              SIGNATURE

                          ------------------

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              McMoRan Oil & Gas Co.

                              By:   /s/ William J. Blackwell
                                   ----------------------------------
                                        William J. Blackwell
                                            Controller
                                     (authorized signatory and
                                    Principal Accounting Officer)

Date:  July 3, 1997












































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